Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made and effective this 21st of April, 2005, by and between Cianciotta Holdings Inc. (“Consultant”) and Gensym Corp. (“Company”).

Now, therefore, Consultant and Company agree as follows:

1. Engagement.

Company hereby engages Consultant, and Consultant accepts engagement, to provide to Company Business Development and Selling Services as mutually agreed by the parties from time to time. Services will be performed by Frank Cianciotta. Consultant represents and warrants that all services shall be provided in a professional and workmanlike manner and in accordance with applicable laws and regulations.

2. Term.

Consultant shall provide services to Company pursuant to this Agreement for a term commencing on 21st of April 2005 and ending at such time that is mutually agreeable to both parties but shall last for at least 5 months. This Agreement may be terminated at any time on or after September 21, 2005 by either party, for any or no reason, upon five (5) days prior written notice to the other party. In addition, this Agreement may be terminated immediately by either party upon any material breach of the terms hereof by the other party or upon any failure by the parties to agree on any matter hereunder requiring the mutual agreement of the parties.

3. Place of Work and Tools.

Consultant shall render services primarily at Consultant’s offices, but may be required from time to time, to provide the services at Company offices or such other places as reasonably requested by Company as appropriate for the performance of particular services. Company shall also loan to the consultant a Sony Vaio laptop for the term of this agreement.

4. Time.

Consultant’s daily schedule and hours worked under this Agreement on a given day shall generally be subject to Consultant’s discretion and shall be determined by mutual agreement of the parties. Company relies upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement. The Company and consultant agree that the amount of time shall be approximately 50%, being an average of 10 days per month; provided that Consultant shall not spend more than 10 days per month without Company’s prior written approval.

5. Payment.

Company shall pay Consultant fees at a rate of $650.00 per day. Consultant shall invoice for services at the middle and end of the month. Services will be billed in half day increments.

Company will reimburse consultant for reasonable expenses incurred in the performance of this Agreement; provided that any expenses in excess of $1,000 per month shall be subject to Company’s prior written approval.

7. Inventions and Proprietary Information.

7.1 Inventions. All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the term of this Agreement or thereafter if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

7.2 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 7.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 7.2 or (ii) is generally disclosed to third parties by the Company without restriction on such third parties.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

9. Independent Contractor.

Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Company. Consultant shall not be entitled to nor receive any benefit normally provided to Company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay. Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

Cianciotta Holdings Inc.		Gensym Corp.

By:	/s/ Frank Cianciotta	By:	/s/ Kim Mayyasi
Name:	Frank Cianciotta	Name:	Kim Mayyasi
Title:	President	Title:	President and Chief Executive Officer